Contacts:

Investor Relations:

Katy Nash

investorrelations@vistaprint.com

781-547-6316

Media Relations:

Manya Chait

publicrelations@vistaprint.com

781-547-6319

VistaPrint Reports Second Quarter Fiscal 2006 Financial Results

Hamilton, Bermuda, January 24, 2006 -- VistaPrint Limited (Nasdaq:VPRT), the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced its financial results for the quarter ended December 31, 2005, the second quarter of its fiscal year ending June 30, 2006.

Total company revenue for the quarter was $36.4 million, an increase of 72 percent versus $21.1 million for the same quarter of fiscal 2005.

For the second quarter of fiscal 2006 the Company achieved net income, after tax, of $5.5 million, or 15 percent of revenue, and earnings per share on a diluted basis of $0.13. In the quarter ended December 31, 2004, the Company achieved net income of $104 thousand, or 0.5 percent of revenues.

"Q2 was exceptional; we exceeded all our goals," said Robert Keane, president and chief executive officer of VistaPrint. "Of particular note is that holiday-related products were a significant driver of our growth: up 138 percent year over year."

This was the first full quarter where 100 percent of North American print orders were produced internally by VistaPrint. Careful planning resulted in a situation where the Company executed the transition to in-house production much better than originally predicted. As a result the Company achieved faster than expected margin improvement, as well as improvements in the quality of products and delivery times.

"We are extremely pleased that for the quarter ended December 31, 2005, our revenue minus the cost of revenue was 68 percent and our operating profit was 15.5 percent," said Paul Flanagan, executive vice president and chief financial officer. "This rapid improvement in profitability levels is the direct result of the margin expansion that has been realized from moving all print production in-house in September of 2005."

The Company also announced that Paul Flanagan, executive vice president and chief financial officer, has worked out a transition plan with VistaPrint that will fulfill Flanagan's desire to pursue operating positions in other companies. In order to ensure a smooth transition for VistaPrint, Flanagan has committed to remain with VistaPrint at least through the fiscal year ending June 30, 2006, and he has agreed to provide consulting services to VistaPrint through January 1, 2007.

"As many of you may know, this is the second company Paul has taken public as a Chief Financial Officer, and he has also held a variety of executive and operational roles at other public and private companies," said Keane. "Our arrangement with Paul allows him to pursue his goals while assuring a smooth transition for VistaPrint. In the meantime, I look forward to continuing to work with Paul as our CFO during this transition period."

Key financial metrics for the second quarter of fiscal year 2006 were as follows:

  Revenue bookings from repeat customers increased to 61 percent versus 57 percent in the second quarter of fiscal 2005.
  Average order values increased 4 percent from the same quarter of the prior fiscal year to $31.26.
  Web site sessions increased by 78 percent from the same quarter of fiscal 2005.
  Conversion rates fell to 4 percent compared to 4.4 percent in the second quarter of fiscal 2005.
  Capital expenditures in the second quarter of fiscal 2006 totaled $5.6 million, primarily related to the installation of a third off-set press at the Company's printing facility in Windsor, Ontario.
  Revenue minus cost of revenue was 68 percent versus 60 percent in the same quarter of the prior fiscal year.
  Operating margins increased to 15.5 percent of revenue versus 1.8 percent in the second quarter of fiscal 2005.

VistaPrint will hold a conference call to discuss second quarter fiscal 2006 financial results at 5:00 p.m. (EST) on January 24, 2006. To listen to the live webcast, log on to the Investor Relations section of www.vistaprint.com. A replay of the event will be available on the Company's website from 7 p.m. on January 24, 2006 until midnight on February 8, 2006.

About VistaPrint

VistaPrint is the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products even in small quantities. Over 6 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. A global company, VistaPrint employs more than 500 people and operates 16 localized Web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint's printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains information about future expectations, plans and prospects of our management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning the expected growth and development of our business, operating performance, our margins, our market position and our ability to extend such position, and our ability to successfully recruit and hire a new chief financial officer. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenues, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Registration Statement on Form S-1, our Form 10-Q for the quarter ended September 30, 2005 and other documents periodically filed with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow
VistaPrint Limited

Consolidated Balance Sheets

	December 31,	June 30,
	2005	2005
	(Unaudited)
		(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$ 66,108	$ 26,402
Marketable securities	29,968	-
Accounts receivable, net of allowances of $50 and $57 at
December 31, 2005 and June 30, 2005, respectively	1,062	1,186
Inventory	579	354
Deferred tax asset	632	947
Prepaid expenses and other current assets	2,966	2,021
Total current assets	101,315	30,910
Property, plant and equipment, net	37,127	29,913
Software and web site development costs, net	1,663	1,916
Patents	1,487	1,556
Deposits, image licenses and other noncurrent assets	1,841	1,691

Total assets	$ 143,433	$ 65,986

Liabilities, redeemable convertible preferred shares and shareholders' equity (deficit)
Current liabilities:
Trade accounts payable:
Mod-Pac Corporation	$ -	$ 1,628
All other vendors	4,351	2,889
Accrued expenses	14,395	10,585
Deferred revenue	1,030	540
Current portion of long-term debt	1,841	1,281
Total current liabilities	21,617	16,923
Long-term debt	19,941	15,696
Commitments and contingencies
Series A redeemable convertible preferred shares, par value $0.001 per share, 0 and 11,000,000 shares authorized, 0 and 9,845,849 shares issued and outstanding at December 31, 2005 and
June 30, 2005, respectively (aggregate liquidation preference of
$0 and $14,080, respectively)	-	13,556
Series B redeemable convertible preferred shares, par value $0.001 per share, 0 and 13,008,515 shares authorized, 0 and 12,874,694 shares issued and outstanding at December 31, 2005 and
June 30, 2005, respectively (aggregate liquidation preference of $0 and $52,915,
respectively)	-	57,880
Shareholders' equity (deficit):
Common shares, par value $0.001 per share, 500,000,000 and 39,289,197 shares authorized at December 31, 2005 and June 30, 2005,
respectively; 39,964,855 and 11,374,892 shares issued and
outstanding at December 31, 2005 and June 30, 2005,
respectively	40	11
Additional paid-in capital	135,717	2,679
Accumulated deficit	(33,945)	(41,017)
Accumulated other comprehensive income	63	258

Total shareholders' equity (deficit)	101,875	(38,069)

Total liabilities, redeemable convertible preferred shares
and shareholders' equity (deficit)	$ 143,433	$ 65,986

VistaPrint Limited

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
	(in thousands, except share and per share data)		(in thousands, except share and per share data)

Revenue	$ 36,366	$ 21,124	$ 65,264	$ 38,985

Cost of revenue (1)	11,677	8,407	22,977	15,227
Technology and development expense (1)	3,570	2,618	6,546	5,122
Marketing and selling expense (1)	12,836	8,319	22,402	14,870
General and administrative expense (1)	2,629	1,403	4,290	2,622
Loss on contract termination	-	-	-	21,000

Income (loss) from operations	5,654	377	9,049	(19,856)
Other income (expenses), net	630	(49)	683	(45)
Interest expense	259	72	485	123
Income (loss) from operations before
income taxes	6,025	256	9,247	(20,024)
Income tax provision	559	152	880	283

Net income (loss)	$ 5,466	$ 104	$ 8,367	$ (20,307)

Net income (loss) attributable to common shareholders:
Basic	$ 5,466	$ (1,191)	$ 6,022	$ (22,530)
Diluted	$ 5,466	$ (1,191)	$ 6,096	$ (22,530)

Basic net income (loss) per share	$ 0.14	$ (0.10)	$ 0.23	$ (1.99)

Diluted net income (loss) per share	$ 0.13	$ (0.10)	$ 0.21	$ (1.99)

Weighted average common shares outstanding - basic	39,956,666	11,347,172	25,858,807	11,345,089

Weighted average common shares outstanding - diluted	43,651,712	11,347,172	28,984,394	11,345,089

(1) Share-based compensation is allocated as follows:
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
	(in thousands)		(in thousands)

Cost of revenue	$ 31	$ -	$ 32	$ -
Technology and development expense	148	-	152	-
Marketing and selling expense	35	-	38	-
General and administrative expense	112	-	117	-
	$ 326	$ -	$ 339	$ -

VistaPrint Limited

Consolidated Statements of Cash Flows

	Six Months Ended
	December 31,
	2005	2004
	(Unaudited)
	(in thousands)

Operating activities
Net income (loss)	$ 8,367	$ (20,307)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	3,622	2,807
Share-based compensation expense	339	-
Deferred taxes	315	33
Changes in operating assets and liabilities:
Accounts receivable	119	-
Inventory	(225)	(174)
Prepaid expenses and other assets	(1,471)	(1,672)
Accounts payable	(1,002)	870
Accrued expenses and other current liabilities	4,265	2,181
Net cash provided by (used in) operating activities	14,329	(16,262)

Investing activities
Purchases of property, plant and equipment, net	(8,932)	(7,965)
Purchases of marketeble securities	(30,475)	-
Sales of marketable securities	275	-
Capitalization of software and website development costs	(867)	(990)
Net cash used in investing activities	(39,999)	(8,955)

Financing activities
Proceeds from long-term debt	5,405	2,964
Repayment of long-term debt	(482)	(80)
Payment of offering costs	(1,376)	-
Net proceeds from public offering	61,380	-
Proceeds from issuance of Series B preferred shares, net	-	22,688
Proceeds from issuance of common shares	516	12
Net cash provided by financing activities	65,443	25,584

Effect of exchange rate changes on cash	(67)	330
Net increase in cash and cash equivalents	39,706	697

Cash and cash equivalents at beginning of period	26,402	20,060

Cash and cash equivalents at end of period	$ 66,108	$ 20,757

Supplemental Noncash Financing Activities
Accretion of preferred stock	$ 1,295	$ 2,224